Exhibit 10.2

September 1, 2017

David P. Southwell

91 Hartwell Avenue

Lexington, MA

Re:	Amendment to Employment Agreement

Dear David,

This letter hereby amends the offer letter dated July 28, 2014 (this “Amendment”) between you and Inotek Pharmaceuticals Corporation (“Inotek” or the “Company”). The paragraph in the offer letter beginning with “In the event that: (A) the Company terminates your employment without Cause or you resign for Good Reason, both as defined below” is hereby superseded and replaced with the following language, and capitalized but undefined terms used below are defined in the offer letter:

8. Termination Benefits. In the event that: (A) the Company terminates your employment without Cause or you resign for Good Reason, both as defined below, and (B) the Date of Termination occurs after the earlier of (i) nine months from the Start Date, or (ii) the completion of an IPO (in either case the “Severance Commencement Date”); and (C) you enter into, do not revoke and comply with the terms of a separation agreement containing customary terms in a form provided by the Company which shall include a general release of claims against the Company and related persons and entities (the “Release”) and a ratification of your obligations under the Restrictive Covenant Agreement attached to this letter and nondisparagement, but which shall not otherwise impose any new obligations on you, then in addition to the Accrued Obligations, the Company will provide you with either: (y)(A) base salary and COBRA continuation (of the employer’s portion of the premium cost) for the twelve month period immediately following the Date of Termination; and (B) accelerated vesting of any then outstanding time based equity awards so that shares that would have vested at any time on or before the one year anniversary of the Date of Termination shall become vested as of the Date of Termination (Section 8(y) A and B are collectively “Severance Option 1”), or (z) one lump sum payment equal to eighteen (18) months of your base salary in effect on the Date of Termination and COBRA continuation (of the employer’s portion of the premium cost) for the eighteen month period immediately following the Date of Termination (“Severance Option 2”). Severance Option 1 shall apply unless the Date of Termination occurs after all of the following have occurred: the Severance Commencement Date, an IPO and a Change in Control in which case Severance Option 2 shall apply. The first (or only) severance payment shall be made within 45 days after the Date of Termination. If Severance Option 1 applies and you miss a regular payroll period between the Date of Termination and first severance payment date, the first severance payment shall include a “catch up” payment. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each severance payment is considered a separate payment. For the avoidance of doubt, in the event your employment terminates for any reason other than a termination by the Company without Cause or your resignation for Good Reason, in either case after the Severance Commencement Date, you will be entitled to the Accrued Obligations but you will not be entitled to any of the Termination Benefits described in this Section 8. Notwithstanding anything herein to the contrary, in the event of the termination of your employment for any reason, the terms of the MIP shall govern whether and to what extend you are entitled to receive any amounts in respect of the MIP thereafter.

For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events: (i) your material misconduct, deliberate and material violation of the rules or policies of the Company, or breach of a fiduciary duty owed to the Company; (ii) your commission of an act of fraud, theft, misappropriation or embezzlement; (iii) your violation of federal or state securities laws; (iv) your conviction of, or pleading nolo contendere to, a felony or any other crime involving moral turpitude; (v) your failure to use his or her reasonable best efforts to consummate a potential Change of Control with one or more potential Acquirers, following the initiation of a Change of Control process supported by the Board; or (vi) your material breach of any written agreement between the Company and you, which breach is not cured by you within ten (10) days of written notice by the Company to you specifying in reasonable detail such breach.

“Good Reason” shall mean that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a reduction of your base salary without your prior consent (other than in connection with, and substantially proportionate to, reductions by the Company of the compensation of the Company’s management employees); (ii) material diminution in your duties, responsibilities and authorities with the Company, without your prior consent; (iii) relocation of the Company’s offices more than 50 miles away from the current location without your prior consent.

“Good Reason Process” shall mean that (i) you have reasonably determined in good faith that a “Good Reason” condition has occurred; (ii) you have notified the Company in writing of the first occurrence of the Good Reason condition within 90 days of the first occurrence of such condition; (iii) you have cooperated in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

All other terms in the offer letter remain in full force and effect.

This Amendment shall be governed by and construed in accordance with the laws of the State of Massachusetts applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

COMPANY:
INOTEK PHARMACEUTICALS CORPORATION

By:	/s/ Dale Ritter
Dale Ritter
Vice President – Finance

/s/ David P. Southwell
David P. Southwell